Exhibit 99.1

Envision Solar Reports Financial Results for the First Fiscal Quarter Ended

March 31, 2020

Conference Call to be Held Today at 4:30 PM ET

SAN DIEGO – May 14, 2020 – Envision Solar International, Inc., (Nasdaq: EVSI, EVSIW) (“Envision Solar,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced financial results for the first fiscal quarter ended March 31, 2020.

Q1 2020 Business Highlights

•	2nd highest first quarter revenue in Company’s history.
•	Sold and delivered product to more customers than in any prior quarter.
•	Volkswagen subsidiary, Electrify America ordered $2 Million in Envision Solar products - expected to be delivered in 2020.
•	U.S. Patent issued for EV Standard™, the Company’s renewably energized streetlamp product, which provides EV charging at the curb.
•	Wireless/inductive-charging EV ARC™ product now patent pending.
•	Apple veteran joins as Vice President of Sales and Marketing.
•	Envision exempted from California's COVID-19 "shelter at home" order due to vital transportation and emergency energy infrastructure products.
•	Delivered EV ARC™ products to 11 jurisdictions in 6 states.

Recent Developments

•	Launched next-generation EV ARC 2020™ off-grid EV charger and emergency power infrastructure product.
•	Deployed solar powered DC Fast charging for Caltrans in California rest area.
•	Launched the annual Heroes Awards to multiple government organizations, municipalities and corporations in honor of 50th anniversary of Earth Day.
•	Deployed EV ARCS™ at COVID-19 emergency facilities in California.
•	Announced EV ARC™ at Pfizer, Inc.

“During the first quarter of 2020 we continued to deliver real results in three core areas –growth in revenues through increasing our footprint and number of customers as well as from single large contracts; increased emphasis and investment in sales and particularly marketing; and increasing and honing our intellectual property leadership in the spaces of off-grid EV charging and energy security,” said Desmond Wheatley, CEO of Envision Solar. “I believe we have been successful in pursuing all of these areas, with this last quarter demonstrating the importance of diverse sources of revenue. At the same time, we showed that we are still winning the big orders with our sale to Electrify America. We sold and delivered product to more customers in Q1 of 2020 than any other quarter in our history and we actually demonstrated that our products have even more value during the COVID crisis.”

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Q1 2020 Financial Summary

Revenue
For the three months ended March 31, 2020, revenues were $1,317,052, compared to $1,189,595 for the three months ended March 31, 2019, an 11% increase. Revenues in the three months ended March 31, 2020 included a variety of customers, including municipalities across four states, two colleges and a large commercial business, which shows an expansion in the breadth of customers. This compares to revenues for the three months ended March 31, 2019 which resulted from the delivery of 18 units to one customer, the City of New York. As of March 31, 2020, our contracted backlog was approximately $3.6 million. We had three large projects that were originally expected to be delivered in the quarter ended December 31, 2019 that were delayed until 2020. These projects are expected to deliver during the quarter ended June 30, 2020. Our shipments will continue to fluctuate each quarter due to the varying size of orders and timing of deliveries. To date, we have not been heavily impacted by the COVID-19 pandemic, but we have seen some funding delays and cancellations which have impacted some of our opportunities with potential customers, and which may impact us more in the future.

Gross Loss. For the three months ended March 31, 2020, we had a gross loss of $39,641 compared to a gross loss of $53,102 for the period ended March 31, 2020, a 25% decrease. Our gross loss is caused by several factors, which will generally improve as our revenues increase. We priced our units to be competitive and to gain market share in the EV charging market. In addition, our fixed manufacturing costs per unit is high, but will improve as we increase our revenue and spread the cost over more units. We also expect that with a higher volume of production, we will improve our labor efficiency and we can negotiate better volume pricing from suppliers.

Net Loss
Our net loss of $942,521 for the three months ended March 31, 2020 was comparable to a net loss of $949,631 for the same period in 2019. The decrease in interest expense that resulted from the elimination of debt was invested in higher operating expenses primarily for sales and marketing activities targeted to increase our revenues.

Liquidity and Capital Resources

At March 31, 2020, we had cash of $2,432,300, compared to cash of $3,849,456 at December 31, 2019. The cash usage in the quarter resulted primarily from the net loss, net of non-cash expenses, as well as increases in inventory and prepaid inventory, partially offset by an increase in accounts payable. Our working capital decreased by $567,104 from December 31, 2019 to March 31, 2020.

Conference Call to be Held Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to pre-register for the call through the following link: http://dpregister.com/10143732. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without Internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Envision Solar International call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://services.choruscall.com/links/evsi200515.html which is also available through the company’s website at http://client.irwebkit.com/envisionsolar/events.

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A webcast replay of the call will be available approximately one hour after the end of the call through August 14, 2020. The replay can be accessed through the above links.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells its unique and patented, sustainable infrastructure products for electric vehicle charging, energy security and outdoor media including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.  Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Alyson Dutch

Brown + Dutch PR

alyson@bdpr.com

+1 310 456 7151

Investor Relations:

CORE IR

516 222 2560

ir@coreir.com

www.coreir.com

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Envision Solar International, Inc.

Condensed Balance Sheets

(000’s omitted)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets
Cash	$2,432	$3,849
Accounts receivable, net	978	765
Prepaid and other current assets	384	148
Inventory, net	2,526	1,844
Total Current Assets	6,320	6,606

Property, Plant and Equipment, net	414	419

Other Assets
Patents, net	223	205
Deposits	57	57
Total Other Assets	280	262

Total Assets	$7,014	$7,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,008	$485
Accrued expenses	603	654
Sales tax payable	28	6
Deferred revenue	99	94
Convertible note payable - related party, net	–	215
Auto loan - current portion	7	9
Total Current Liabilities	1,745	1,463

Total Stockholders' Equity	5,269	5,824
Total Liabilities and Stockholders' Equity	$7,014	$7,287

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Envision Solar International, Inc.

Condensed Statements of Operations

(000’s omitted except share and per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019

Revenues	$1,317	$1,190
Cost of revenues	1,357	1,243
Gross loss	(40)	(53)

Operating expenses	902	523
Loss from operations	(942)	(576)

Other income (expense)
Interest income	9	1
Interest expense	(10)	(375)
Total other income (expense)	(1)	(374)

Net loss	$(943)	$(950)

Net loss per share - basic and diluted	$(0.18)	$(0.31)
Weighted average shares outstanding - basic and diluted	5,223,174	2,906,630

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